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TUTOR PERINI CORPORATION
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TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

May 15, 2017

Dear Shareholders:

Tutor Perini Corporation (the “Company,” “we,” “us” or “our”) will be holding its 2017 Annual Meeting of Shareholders on May 24, 2017. We are writing to ask for your support at the meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all agenda items for the Meeting. This letter is intended as a supplement to our Proxy Statement (the “Proxy Statement”) that was filed with the Securities and Exchange Commission (the “SEC”) and mailed to you on April 13, 2017. A copy of the Proxy Statement is available on our website at http://investors.tutorperini.com/events-calendar/proxy-voting.

We have prepared this letter to address certain shareholder voting recommendations published by Institutional Shareholder Services (“ISS”) on May 11, 2017 and by Glass, Lewis & Co. (“GL”) on May 12, 2017. We were surprised and disappointed by some of the voting recommendations made by ISS and GL in their recent reports. As we outlined in our Proxy Statement, we have taken significant steps toward addressing many of the concerns expressed by shareholders and proxy advisory firms (particularly ISS and GL). We have increased the frequency of our shareholder outreach efforts both to ensure we understand the issues most important to our shareholders and to enhance shareholder input into the Company’s compensation philosophy and practices.

We firmly believe that the progress we have made over the last year, as well as the additional steps we have committed to take this year, clearly demonstrates the Company’s commitment to improve its compensation and overall governance practices. As such, we do not believe that certain of the voting recommendations that have been made by ISS and GL fully consider or fairly take into account the relevant facts and circumstances that have been outlined in the Proxy Statement.  In short,  we feel strongly that some of their recommendations are based on isolated comparative metrics and proprietary calculations that do not adequately recognize the significant progress the Company is making and, particularly in the case of ISS’s recommendation on Proposal 3,  serve to impede, rather than encourage, our efforts to be responsive to our shareholders’ views. Further, we believe that both ISS and GL continue to dwell on past compensation practices, rather than current practices that have been significantly improved over the last year.

The underlying theme for nearly all of the adverse recommendations of ISS and GL (which we believe are flawed and unwarranted) is in some way connected to the compensation paid to our CEO, Ronald N. Tutor. In addition to a disconnect in what we believe to be our relevant peer group (we use an industry-focused peer group consisting solely of engineering and construction companies, as detailed further below in the section discussing Proposal 4), we believe that the proxy advisory firms do not fully appreciate Mr. Tutor’s significant value to the Company and the importance of retaining his services. Mr. Tutor’s importance is even more pronounced as the Company readies itself for the significant growth that is expected over the next several years, fueled by the considerable volume of higher-margin civil project opportunities that we believe are on the horizon with the recent focus on and public, bipartisan support for infrastructure spending. In addition, we believe that ISS and GL have not adequately considered in their analyses the portion of Mr. Tutor’s bonus and equity opportunities that was not paid to Mr. Tutor due to the Company’s failure to achieve certain financial performance targets. After adjusting for this forfeited compensation (which is not reflected in the required Proxy Statement tables), the amount of compensation that Mr. Tutor actually received is considerably lower than the amount he could have earned if the Company’s performance had been higher. In our view, this result (which also is true for the compensation of our other named executive officers) reflects the Company’s commitment to a Pay-for-Performance compensation philosophy.

It is also important to note that Mr. Tutor’s compensation is defined in his amended employment agreement, which expires on December 31, 2018 and is largely consistent with the agreement that he entered into at the time of the 2008 merger that created the Company. As such, the Company is bound by the terms of the contract and cannot freely revise the terms of Mr. Tutor’s compensation prior to the expiration of his employment agreement. Despite these contractual requirements, the Compensation Committee has increased Mr. Tutor’s base salary only once since the 2008 merger. The Compensation Committee neither increased Mr. Tutor’s base salary nor awarded him any additional equity in 2016.

In summary, we believe that the Compensation Committee has acted reasonably and responsibly and that the proxy advisory firms have not appropriately considered all of the relevant facts and circumstances surrounding the Company’s approach to addressing Mr. Tutor’s compensation.

While requesting your support for all of the matters on the Meeting agenda, we feel it is particularly critical that shareholders support Proposal 3, in which we seek approval of the Tutor Perini Corporation Incentive Compensation Plan. GL agrees with our Board’s recommendation to vote FOR this proposal. However, surprisingly, ISS has recommended a vote against the approval of the Plan. With the extraordinary civil project demand and expected resulting growth in new business opportunities over the next several years, approval of this Plan is critical so that the Company can retain and reward the Company’s higher performing employees and attract the highest caliber of new talent needed to support our expected growth. In 2017, we began to issue equity awards on a broader scale as a means of retaining numerous senior and mid-level executives, and we intend to continue this practice in the future. The use of equity in this regard is the norm among public companies and is preferred over equivalent cash awards, since it aligns employee incentive compensation more closely with the performance of the Company and with shareholders’ interests. It is thus perplexing to us that ISS justified its recommendation of opposition to this Plan in part because of its dissatisfaction with the Company’s history of granting equity awards to a limited number of employees, as one of the objectives of implementing the new Plan is to broaden the base of equity-award recipients. Consequently, ISS’s recommendation on Proposal 3, if followed, would actually impede the Company’s ability to effect the very change in compensation practices that ISS supports.

The following is a more detailed discussion of our disagreement with certain of the shareholder voting recommendations made by ISS and GL.

PROPOSAL 1 – ELECTION OF DIRECTORS

Peter Arkley

GL has concurred with the Board’s recommendation that shareholders vote FOR the election of Peter Arkley, whereas ISS has recommended a withhold vote.

In its proxy analysis report, ISS classifies Mr. Arkley as an “Affiliated Outsider” concluding, in effect, that his role as Senior Managing Director of Alliant Insurance Services (“Alliant”) may impair his ability to act independently of the Company’s management. In reaching its conclusion, ISS appears to set aside the relevant regulation around director independence, Section 303A of the New York Stock Exchange (“NYSE”) Listing Standards, choosing instead to form a conclusion based on its own subjective guidelines and at a quantitative threshold materially lower than that which is required by the NYSE. In spite of ISS’s position that Mr. Arkley is an Affiliated Outsider and should not serve on the Governance Committee or any other Board Committee reserved for independent directors, Mr. Arkley is, in fact, fully qualified to serve as in independent director under NYSE and SEC rules. We believe that the basis for ISS’s conclusion is overreaching and excessively restrictive given the Company’s specific analysis and disclosure of Mr. Arkley’s independence in the Proxy Statement. ISS fails to cite any specific reasons for its conclusion.  (ISS mentions that the Proxy Statement does not disclose the specific amount of fees the Company paid to Alliant in 2016, though ISS does not acknowledge that such disclosure is not required nor does it contend that such information is material, which the Company has concluded it is not.)

As disclosed in the Proxy Statement, the Board assesses the independence of directors annually, pursuant to Section 303A of the NYSE Listing Standards. As of its most recent assessment, the Board has affirmatively determined that Mr. Arkley is, in fact, independent. In making its determination of independence, the Board considered Mr. Arkley’s relationship with the Company and its management. The Board also broadly considered all relevant facts and circumstances when assessing whether Mr. Arkley, directly or indirectly through his role at Alliant, had a material relationship with the Company that should disqualify him from being considered “independent.” The Board reached a considered judgment that Mr. Arkley is independent, in light of the applicable facts and standards, and we are pleased that GL agrees with the Board’s conclusion on this point. We strongly disagree with ISS’s contrary view.

As part of its review, the Board specifically considered Mr. Arkley’s position at Alliant, Alliant’s business relationship with the Company, and Mr. Arkley’s involvement (or lack of involvement) in the business between Alliant and the Company. The Board concluded that this was not a  material relationship and, therefore, concluded that Mr. Arkley met the criteria of an independent director. A summary of the Board’s analysis follows:

•     With respect to Mr. Arkley, the Board considered the relationship between the Company and Alliant. Consistent with NYSE Listing Standard 303A.02(a), the Board determined that the Company’s relationship with Alliant did not impact Mr. Arkley’s independence from Tutor Perini because of the following: (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients; (2) income generated by Alliant for services provided to Tutor Perini is not material to Alliant’s U.S. or consolidated operations; (3) Mr. Arkley is not personally involved in the management of Alliant’s services provided to the Company; (4) Mr. Arkley recuses himself on all Board decisions regarding insurance; (5) Mr. Arkley does not have the authority to unilaterally negotiate Alliant’s fees charged to the Company; (6) commissions paid by the Company are established by arrangements negotiated between Alliant and insurance carriers, are applied to all of Alliant’s customers, indiscriminately, and are publicly disclosed; and (7) remuneration paid to Mr. Arkley for his role at Alliant is not directly tied to the Company’s use of Alliant’s services.

Additionally, in determining Mr. Arkley’s independence, the Board considered, as it does for all of its directors, the specific quantitative factors in NYSE Listing Standard 303A.02(b) and noted that none of these factors impacted Mr. Arkley’s independence, specifically:

i.whether the director was employed by the Company in the last three years or has a family member who was an executive officer of the Company in the last three years;

ii.whether the director or a family member accepted compensation from the Company in excess of $120,000 during any 12 consecutive months in the last three years, other than remuneration for services provided as a director;

iii.whether the director or a family member is a partner at the Company’s auditor, or was an employee of the auditor and worked on the Company’s audit in the last three years, or the director is an employee of the auditor, or a family member is an employee of the auditor and works on the Company’s audit;

iv.whether the director or a family member is or has been in the last three years an executive officer of another entity where any executive officer served on the Compensation Committee at the same time; and

v.whether the Company made or received payments in the last three years in excess of the greater of 2% of the counterparty’s (i.e., Alliant’s) gross revenue and $1 million to an organization where a director is an employee or has a family member that is an executive officer. During 2014 - 2016, Tutor Perini paid fees to Alliant which were less than 2% of Alliant’s consolidated gross revenue in each respective year and, therefore, was below the materiality threshold established by NYSE Listing Standard 303A.02(b). In fact, for 2016, the $8.9 million the Company paid to Alliant for services rendered equated to less than 1% of Alliant’s consolidated gross revenue, or less than half of the level identified by NYSE as being material.

Finally, the Board considered other qualitative factors, including those that could result in only the appearance of a lack of independence, and concluded that Mr. Arkley is independent in both fact and appearance.

For the reasons set forth above, we strongly disagree with the reasoning behind ISS’s withhold recommendation, and the Board re-affirms its recommendation that shareholders vote FOR the election of Peter Arkley.

Michael R. Klein and Donald D. Snyder

ISS has concurred with the Board’s recommendation that shareholders vote FOR the election of Michael R. Klein and Donald D. Snyder. However, GL has recommended a withhold vote for both of them.

In its proxy analysis report, GL points to concerns over the Company’s history with respect to the advisory resolution on executive compensation (Proposal 4) as the primary driver for its conclusion to recommend a withhold vote. The Company disagrees with this conclusion, as it believes that the Compensation Committee has taken considerable and significant steps toward improving the Company’s executive compensation program.  Messrs. Klein’s and Snyder’s leadership has been instrumental in the Compensation Committee’s and Board’s efforts to address the views of our shareholders and proxy advisory firms on these matters, as detailed in the Proxy Statement and below in the discussion related to Proposal 4. Despite recognizing our responsiveness to shareholder views on these matters, GL appears to base its recommendation on history, rather than give credit (as ISS does) for the significant steps the Compensation Committee and the Board have taken and have committed to continue taking.

For the reasons set forth above and below, we strongly disagree with the reasoning behind GL’s withhold recommendations, and the Board re-affirms its recommendation that shareholders vote FOR the election of Michael R. Klein and Donald D. Snyder.

PROPOSAL 3 – APPROVAL OF THE TUTOR PERINI CORPORATION INCENTIVE COMPENSATION PLAN

GL has concurred with the Board’s recommendation that shareholders vote FOR Proposal 3 – Approval of the Tutor Perini Corporation Incentive Compensation Plan (the “Plan”). Conversely, ISS has recommended a vote against the approval of the Plan. ISS analyzed the Plan using its Equity Plan Score Card model and the Plan received a “passing” score, which is what ISS requires to recommend in favor of the Plan. In spite of the Plan’s “passing” score, ISS pointed to an “overriding" qualitative factor in exercising discretion to recommend  a vote against the Plan. Specifically, ISS indicated that “there is a pay-for-performance misalignment that is driven, in part, by the company’s equity usage and the plan is not sufficiently broad based.”

It is common practice for public companies to have incentive plans that utilize share-based awards to reward and motivate their executives, and executives of public companies expect share-based awards to be part of their long-term compensation. Accordingly, the Board recommends that the Company’s shareholders approve the Plan for the following reasons:

•     The Plan is important to ensure the Company is able to continue its long-term, share-based incentive strategy, which is a critical element of its Pay-for-Performance compensation philosophy designed to align executive incentives with the creation of shareholder value;

•     The Plan is important to ensure that the Company is able to retain and attract the executive talent needed to ensure the future success of the Company, which is especially critical at this time given the unprecedented current market demand, the significant project opportunities anticipated and the fierce competition that the Company faces for executive talent; and

•     The Plan is important because, without it, the Company will need to rely on significant cash awards in lieu of equity awards for future long-term incentive compensation to key executives. This could have an adverse impact on the Company’s future financial results and, potentially, its stock valuation, and could also impede the Company’s ability to retain and attract executive talent, as well as limit the Company’s ability to execute on certain strategic and capital allocation plans, such as possible mergers and acquisitions or the potential payment of future cash dividends. More importantly, without the Plan, incentive compensation for key executives will increasingly be less aligned with the Company’s goals and shareholders’ interests in long-term value creation.

With respect to ISS’s assertion that the Plan is not sufficiently broad based, the Company has already (in early 2017) granted certain long-term equity awards under its current long-term incentive compensation plan to various senior and mid-level operations and finance executives throughout the Company. The Company intends to continue the practice of granting such awards to a broader set of key executives who are below the level of named executive officers (NEOs). However, if shareholders do not approve the proposed Plan, the Company will have no mechanism in place to continue doing so other than cash, which, as noted above, is less efficient than equity.

Accordingly, the Board of Directors recommends a vote FOR the approval of the Tutor Perini Corporation Incentive Compensation Plan to ensure the Company is able to continue its long-term, share-based incentive strategy, which aligns key executives’ incentive compensation with the Company’s goals and shareholders’ interests, and to avoid any potential adverse impacts associated with the use of significant cash in lieu of equity for future long-term compensation awards. Approval of the Plan will also allow the Company to retain and attract executive talent, which is especially critical at this time given the unprecedented current market demand, the significant project opportunities anticipated and the fierce competition for executive talent within our industry.

PROPOSAL 4 – ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION

Both ISS and GL acknowledged the progress the Company has made in addressing the issues raised by the Company’s shareholders, particularly noting the significant improvements to the executive compensation program, as well as the enhanced and more transparent disclosures in the Proxy Statement. These improvements led ISS to recommend a vote for the election of the members of the Compensation Committee (reversing the position it took last year).

The following summarizes key actions taken by the Company in response to issues raised by our shareholders and proxy advisory firms, which are further discussed in our Proxy Statement:

Concern	How We Are Being Responsive
1.Need for greater transparency regarding shareholder outreach feedback and actions taken in response to that feedback

We provided details in the Compensation, Discussion and Analysis (“CD&A”) section of our Proxy Statement regarding concerns expressed by shareholders and independent proxy advisors and the various changes we are implementing to address these concerns, from both a compensation and governance perspective. The more significant of these concerns are summarized herein.

Concern	How We Are Being Responsive
2.Mixed responsiveness to low Say on Pay vote

The Company and Compensation Committee are taking various significant steps as detailed in the CD&A and in this table to make executive compensation and governance improvements requested by shareholders.  In early 2017, we invited our top 25 institutional shareholders, representing more than 60% of our outstanding shares, to discuss their views and proxy voting guidelines with respect to our executive compensation program and disclosures. All of the resulting discussions with shareholders were attended by Don Snyder, the chair of our Compensation Committee, Gary Smalley, our Chief Financial Officer, and Jorge Casado, our Vice President of Investor Relations, who continue to make themselves available for further discussions with shareholders.

3.CEO Pay-for-Performance

No salary increase or new equity awards were approved for our CEO (or for any other NEO) in 2016. It should be noted that the Company’s stock price return was outstanding in 2016 (67.3%, compared to a 36.3% average for the 12 public companies in the Company’s peer group) and has also been impressive over the 5-year period between 2012 and 2016 (126.9% return, compared to a 62.5% average peer group return).

4.Level of total CEO compensation

Mr. Tutor’s total compensation is lower than several of the CEOs in our peer group. Besides comparing our CEO’s total compensation to our peer group, we also utilized our peer group to assess certain quantitative Pay-for-Performance metrics of CEO compensation that are evaluated by independent proxy advisory firms. Based on this assessment, we determined that our CEO’s compensation is reasonable and represents a “low level of concern” relative to the CEO compensation of our public company peers and relative to our 3-year and 5-year share-price performance as compared with those peers. In addition, while our Pay-for-Performance-based executive compensation program can reward strong performance with high compensation, our NEOs can receive and have, in fact, received far less than their targeted and proxy-reported compensation when performance goals are not achieved, as in 2015, when Mr. Tutor forfeited approximately $8.3 million of unearned short- and long-term incentive compensation due to lack of achievement toward his performance targets. To make these points more clear, we provided better disclosure in the Proxy Statement regarding Mr. Tutor’s value to the Company (as summarized in more detail below), the Company’s historical private company heritage and the key differences between Mr. Tutor and other CEOs in our industry to help explain his level of compensation. Finally, Mr. Tutor’s total realized compensation (compensation that was actually received as opposed to what was awarded) over the last three years was significantly lower than his total compensation as required to be reported in the Proxy Statement on the Summary Compensation Table.

5.Lack of diversity in performance metrics for short-term incentive compensation

In response to suggestions that the Company utilize metrics other than pre-tax income for annual incentive compensation, beginning in 2017, the Company and Compensation Committee will be implementing the following performance metrics for short-term (annual bonus) incentive compensation: pre-tax income (50% weighting); operating cash flow (30%); safety (10%); and individual performance (10%).

Concern	How We Are Being Responsive
6.Lack of diversity in performance metrics for long-term incentive compensation

During 2017, the Company and the Compensation Committee will implement a policy requiring all new long-term incentive awards to include at least one relative return metric, such as 3-year shareholder return (TSR), and will discontinue its use of pre-tax income as a performance measure for long-term incentive awards. In fact, the Company began implementing performance metrics other than pre-tax income, including relative 3-year TSR, for certain of its earlier long-term incentive awards.

7.Short (one-year) performance periods for most long-term incentive compensation awards	Beginning in 2017, the Company and Compensation Committee will no longer use one-year performance periods for future long-term incentive awards.
8.Lack of a relative return-based metric for most long-term incentive compensation awards

As mentioned above, beginning in 2017, the Company and Compensation Committee will be implementing at least one long-term, relative return metric, such as 3-year TSR relative to the Company’s peer group, for its long-term incentive compensation awards.

9.Alignment of annual incentive compensation between CEO and other NEOs

Beginning in 2017, the Compensation Committee has improved the alignment between the CEO and other NEOs with respect to annual incentive compensation payout opportunities. Previously, through 2016, NEOs’ potential annual bonus payouts were capped at 100% of target, except for the CEO’s bonus, which was capped at approximately 143% of target. Going forward, NEOs other than the CEO will also be eligible for a maximum potential bonus payout that is above 100% of target. Maximum payouts that are above 100% of target can only occur in cases where performance is also above target.

Despite the improvements noted by ISS and GL regarding the Compensation Committee’s actions in response to shareholder concerns, both are recommending a vote against Proposal 4, citing primarily the amount of Mr. Tutor’s total compensation, which they assess to be high relative to the compensation for the peer groups they have selected, and the amount of Mr. Tutor’s long-term equity compensation, which in their opinion is high and misaligned with the Company’s performance.

In their respective reports, however, neither ISS nor GL adequately acknowledged the unique factors underlying the Compensation Committee’s executive compensation decisions: Mr. Tutor’s unique leadership role in the growth and development of the Company into a strong, vertically integrated market leader; his key involvement throughout the Company’s unique history; Tutor Perini’s private company legacy; and the importance of retaining Mr. Tutor’s services given the current opportunities in the construction industry, particularly in the higher-margin Civil segment, where Mr. Tutor’s knowledge and skills are particularly valuable to the Company’s future success.

Since the 2008 merger that created Tutor Perini, Mr. Tutor has been a key driving force—both strategically and operationally—behind the Company’s growth and evolution into a stronger, vertically integrated and broader geographic player in the market. Mr. Tutor has transformed the Company from a firm primarily involved in lower-margin building work to one that today boasts a broad nationwide footprint with a large component of higher-margin civil and specialty construction services. With all of the recent focus on and public support for infrastructure spending, we see an unprecedented level of current bidding activity for large civil projects and anticipate an even greater level of demand for our services over the next several years. Consequently, our growth over the next several years is expected to be driven by a significant volume of higher-margin civil project opportunities and a considerable volume of larger, complex building project opportunities.

Mr. Tutor has a high degree of direct involvement in strategic planning and decisions, and an in-depth knowledge and involvement in many operational functions, from project selection and bidding decisions to day-to-day client relationship management and oversight of many of the Company’s largest projects. He also plays an instrumental role in navigating and negotiating the legal processes related to various disputes over our claims, unapproved change orders and other matters. Mr. Tutor’s level of direct involvement in all of these functions is truly unique among CEOs in our industry. All of this factors highly in the Compensation Committee’s decision-making process and its views on the appropriateness of Mr. Tutor’s compensation.

As discussed in the Proxy Statement, the Compensation Committee has selected a peer group that represents an industry-focused group of companies with which Tutor Perini competes for projects and executive talent. The Compensation Committee also believes that this peer group provides a better representation of the competition that influences the Company’s compensation decisions compared to other peer groups selected and used by certain proxy advisory firms that consider peer companies across a wider spectrum of industries. By using an industry-focused peer group, our assessment of our NEOs’ compensation relative to peers is more meaningful because both our Company and our peers are similarly impacted by the same economic and political factors, as well as by more comparable market dynamics. While Mr. Tutor’s compensation is higher than the compensation of CEOs at some of the Company’s public peers, it is also lower than the pay packages of several other CEOs in our peer group. The Board believes Mr. Tutor’s compensation is comparable to the compensation of CEOs at non-public peers and knows that it is significantly lower than his compensation under the Company’s predecessor, the privately held Tutor-Saliba. Mr. Tutor’s compensation history as CEO of Tutor-Saliba was an important factor in the negotiation of the amount and components of Mr. Tutor’s compensation at the time of the 2008 merger of Perini and Tutor-Saliba and was reflected in Mr. Tutor’s employment agreement at the time. This compensation history provides critical context for the Company’s approach to Mr. Tutor’s compensation and helps form the Compensation Committee’s views on the level and components of compensation that are appropriate and necessary to incentivize and retain Mr. Tutor’s critical services for the benefit of the Company and all of our shareholders.

Because we believe the construction industry is at an inflection point with many significant new opportunities on the horizon, it is particularly important that we maintain a highly competitive executive compensation program to retain and attract the top talent needed to successfully capitalize on these future opportunities. Accordingly, we target the upper quartile of total compensation relative to our peer group for our most valuable employees, including our NEOs.

Importantly, Mr. Tutor’s long-term equity awards have all been performance-based. For example, under his two three-year total shareholder return (“TSR”) performance awards, Mr. Tutor will only receive his target payout if the Company’s TSR relative to its public company peers is at the 50th percentile.

With regard to forfeited short- and long-term incentive compensation, neither ISS nor GL addressed the significant impact of Mr. Tutor’s forfeitures in 2015 and 2016 ($8.9 million), nor addressed the fact that his total realized compensation (compensation that was actually received as opposed to what was awarded),  as reflected in the Total Realized Compensation table on page 43 of the Proxy Statement, was substantially lower than his total compensation as reported in the Summary Compensation Table on page 41 of the Proxy Statement.

It is also important to note that Mr. Tutor’s compensation is defined in his amended employment agreement, which expires on December 31, 2018 and is largely consistent with the agreement that he entered into at the time of the 2008 merger that created the Company. As such, the Company is bound by the terms of the contract and cannot freely revise the terms of Mr. Tutor’s compensation prior to the expiration of his employment agreement. Despite these contractual requirements, the Compensation Committee has increased Mr. Tutor’s base salary only once since the 2008 merger. The Compensation Committee neither increased Mr. Tutor’s base salary nor awarded him any additional equity in 2016.

Based on the above, the Company strongly disagrees with the reasoning behind the “against” recommendations of ISS and GL, and the Board continues to recommend that shareholders vote FOR Proposal 4  - Advisory (Non-Binding) Vote on Tutor Perini’s Executive Compensation.

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Thank you for your careful consideration of the matters discussed in this letter. We value your input and opinions and would be pleased to discuss further any concerns or questions you may have.